EXHIBIT 4e

[REFERENCE]

   (All financial information has been prepared in accordance with accounting principles generally accepted in Japan)

                       UNCONSOLIDATED STATEMENTS OF INCOME

                                           (Million yen; amounts less than one million yen are omitted.)
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                                FY2004 first quarter          FY2003 first quarter
                                 (April 2003 through          (April 2002 through              Increase
                                     June 2003)                    June 2002)                 (Decrease)
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
Net sales                             2,151,390                    2,081,548                     69,842
Operating income                        215,555                      244,288                   (28,733)
Ordinary income                         264,501                      285,536                   (21,035)
Extraordinary gains                           -                      162,457                  (162,457)
Income before income taxes              264,501                      447,994                  (183,493)
Income taxes - current                   95,200                      126,100                   (30,900)
Income taxes - deferred                 (1,800)                       58,800                   (60,600)
Net income                              171,101                      263,094                   (91,993)
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


                         UNCONSOLIDATED BALANCE SHEETS

                                                                 (Million yen; amounts less than one million yen are omitted.)
------------------------------------------------------------------------------------------------------------------------------
                                                     FY2004 first quarter               FY2003                   Increase
                                                     (As of June 30,2003)        (As of March 31,2003)          (Decrease)
------------------------------------------------------------------------------------------------------------------------------
                Assets
Current assets                                            3,356,604                    3,620,881                (264,277)
    Cash, deposits and trade accounts receivable          1,022,857                    1,033,270                 (10,413)
    Marketable securities                                 1,065,893                    1,373,742                (307,849)
    Others                                                1,267,852                    1,213,869                   53,983
Fixed assets                                              5,133,200                    4,971,941                  161,259
  Property, plant and equipment                           1,253,229                    1,269,042                 (15,813)
    Buildings, machinery and equipment                      674,692                      677,800                  (3,108)
    Others                                                  578,537                      591,241                 (12,704)
  Investments and other assets                            3,879,970                    3,702,899                  177,071
    Investments in securities                             1,896,264                    1,720,649                  175,615
    Others                                                1,983,706                    1,982,249                    1,457
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               Total assets                               8,489,804                    8,592,823                (103,019)
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


------------------------------------------------------------------------------------------------------------------------------
                                                    FY2004 first quarter                FY2003                   Increase
                                                    (As of June 30,2003)         (As of March 31,2003)          (Decrease)
------------------------------------------------------------------------------------------------------------------------------
               Liabilities

Current liabilities                                       1,819,538                    2,040,821                (221,283)
Long-term liabilities                                       839,309                      848,679                  (9,370)
                        Total liabilities                 2,658,848                    2,889,501                (230,653)
               Shareholders' equity
Common stock                                                397,049                      397,049                        -
Capital surplus                                             416,970                      416,970                        -
Retained earnings                                         5,388,959                    5,287,601                  101,358
Net unrealized gains on other securities                    141,133                       69,019                   72,114
Less: treasury stock                                      (513,158)                    (467,320)                (45,838)
               Total shareholders' equity                 5,830,956                    5,703,321                  127,635
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  Total liabilities and shareholders' equity              8,489,804                    8,592,823                (103,019)
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